EX—FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

North Haven Private Income Fund LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$57,569,261.26	(1)	0.01102%	$6,344.13	(2)
Fees Previously Paid				-
Total Transaction Valuation	$57,569,261.26
Total Fees Due for Filing				$6,344.13
Total Fees Previously Paid				-
Total Fee Offsets				$1,629.91	(3)
Net Fee Due				$4,714.22

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 3,071,999 Class S Units of North Haven Private Income Fund LLC at a price equal to $18.74 per unit, which represents the Company’s net asset value as of September 30, 2022.

(2) Calculated at $110.20 per $1,000,000 of the transaction value.

(3)  An aggregate fee of $4,704.49 was paid with the filing of the Schedule TO-I by North Haven Private Income Fund LLC (File No. 005-93652) on August 10, 2022 (the “Prior Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the Prior Schedule TO-I filed on November 2, 2022 was $3,074.58. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $1,629.91 of the filing fee paid in connection with the Prior Schedule TO-I is being used to partially offset the filing fee in connection with this SC TO-I and reduces the amount of fees currently due to $4,714.22.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-93652	August 10, 2022		$1,629.91

Fee Offset Sources	North Haven Private Income Fund LLC	SC TO-I	005-93652		August 10, 2022		$1,629.91